Exhibit 10.9

Version No.: PA-M-V1.1-1105-001

ZTE Kangxun Telecom Co., Ltd.	Agreement No.:

Supply Assurance Agreement

Customer: ZTE Kangxun Telecom Co., Ltd.

Supplier: InnoLight Technology (Suzhou) Ltd.

Table of Content

1	Definitions	3
2	Scope of Application	5
3	Business Guarantee	5
4	Product Quality	13
5	Service Guarantee	19
6	Confidentiality	21
7	Intellectual Properties	24
8	Good-faith Cooperation	26
9	Breach Liability	27
10	Miscellaneous	31

Supply Assurance Agreement

Customer: ZTE Kangxun Telecom Co. Ltd.

Registered address: No. 1 Facilities, Da Mei Sha, Yantian District, Shenzhen

Office address: ZTE Plaza, Keji Road South Hi-Tech Industrial Park, Nanshan District, Shenzhen

Supplier: InnoLight Technology (Suzhou) Ltd.

Registered address: 328 Xinghu Street, 12-A3, Suzhou Industrial Park

Office address: 328 Xinghu Street, 12-A3, Suzhou Industrial Park

Upon amicable negotiations and under the principles of honesty, respecting reality, long-term cooperation, mutual benefits and joint development, this Agreement is made and executed by, and therefore shall be equally binding on, the Supplier and the Customer with respect to the matters on which the purchase relationship will be established.

1 Definitions

Customer:

ZTE Kangxun Telecom Co., Ltd.

Supplier:

Suppliers of ZTE Kangxun Telecom Co., Ltd.

Supply Assurance Agreement (or “SAA”):

this Agreement, as well as the Ancillary Agreements, Supplemental Agreements, Framework Agreements, Purchase Contracts, Purchase Orders, Product Files and such other legally binding documents executed by the Supplier and the Customer on the basis of this Agreement.

Ancillary Agreements to SAA:

the legally binding agreements existing as the attachments to this Agreement and executed by the Supplier and the Customer after negotiations based on the actual progress of the transaction; the ancillary agreements shall include without limitation the aspects relating to:

1)	quality;

2)	delivery;

3)	business of purchasing;

4)	technical requirements of products;

5)	services;

6)	inventory management of the Supplier.

Supplemental Agreements to SAA:

the legally binding agreements executed by the Supplier and the Customer after negotiations, which shall serve as supplementary articles to this Agreements and its Ancillary Agreements, and shall govern the contents that fail to be covered by the terms of this Agreement and its Ancillary Agreements during the cooperation between the two parties.

Framework Agreements:

the legally binding written agreement executed by the Supplier and the Customer on the basis of this Agreement, so as to translate the results of the tender or discussions into a written agreement.

Purchase Contracts:

the legally binding written contracts executed by the Supplier and the Customer on the basis of this Agreement and in accordance with the results of discussions, where a Framework Agreement has not been executed.

Purchase Orders:

the legally binding written contractual documents executed by the Supplier and the Customer on the basis of this Agreement and in accordance with the terms of the Framework Agreements.

Staff:

including the employees hired by the Supplier and the Customer, service providers and other staff who are not hired by but have authorization from the Supplier and the Customer.

Products:

the commodities certified by the Customer and sold by the Supplier to the Customer, including the Supplier’s hardware, software and services.

Product Files:

the technical files of the Products, the inspection guide book, etc., as accepted by both Supplier and Customer, as well as the technical requirements, norms of the Products and such other written documents provided by the Customer to the Supplier, which shall be part of the SAA and equally binding as the SAA.

Customized Products:

the Products designed or partly designed by the Customer, and manufactured and processed by the Supplier according to the Customer’s design, drawings and specifications.

Non-Customized Products:

the Products supplied by the Supplier other than the Customized Products as defined above.

2 Scope of Application

This Agreement shall apply to the provision of Products or services by the Supplier to ZTE Corporation through the Customer.

3 Business Guarantee

3.1 Tendering/Bidding

3.1.1 Supplier Guarantee

The Customer will organize the tendering on a semi-annual basis and for materials that fail to be covered in the semi-annual regular tendering, a rolling tendering will be organized; the tendering process will be carried out in either e-commerce or paper form. The purchase quantity provided by the Customer in the tendering process are merely forecast data provided to the Supplier for reference; the Customer will provide updated forecast quantity to the Supplier at changes of the market situation, and the Customer will have no obligation to guarantee that the forecast purchase quantity will be reached. The Supplier agrees to guarantee that:

1) its quotation is true, and it will not do such acts of non-performance after winning the bid, collusion with other competitors for bidding or other acts that intentionally disturb the bidding order or deceptive acts;

2) its quotation must include the taxes, packaging costs, transportation costs and all the other related costs;

3) it will not make bad faith lower-than-cost competitive quotation;

4) the prices it offers to the Customer shall not be higher than those offered to its other customers if the payment conditions, delivery period and purchase number are the same;

5) it will complete the bidding by the deadline date and make sure that the bidding information is complete and accurate; if the Supplier fails to complete the bidding on time for reasons not attributable to the Supplier, it shall notify the Customer prior to the deadline date;

6) after the completion of the tendering, if the market situation experiences big changes, the Supplier must inform the Customer in time, and the Parties shall negotiate to re-determine the price, delivery period and such other business information. The Supplier shall make sure that such information is true;

7) the Supplier must guarantee the delivery and stock during the Customer’s tendering. If any of the Supplier’s Products that has won the bid fails to win the bid consecutively or the bid-winning share has changed, the Supplier must guarantee the normal supply during the period when the tender is changed.

3.1.2 Requirements of the Customer’s online tender system

When the Customer conducts online tender activities, the Supplier must participate in the tender according to the following requirements:

1) the quotation shall be made online and the Parties agree to use the Customer’s electronic platform (http://bid.zte.com.cn) for online bidding; the Supplier agrees and acknowledges that the bidding activities thus carried out, and the bidding results thus obtained, shall be legitimate and valid.

2) prior to the formal commencement of the online bidding, the Supplier shall understand, accept and master the procedures of the online quotation, and the Customer shall not be responsible for the losses suffered by the Supplier due to its mistakes or errors in the operation.

3) the Supplier undertakes that the data of its online bidding during the online bidding process are valid and binding on it, and the Supplier shall not deny the validity of such quotation for any reasons whatsoever (including without limitation for the reason that the quotation has no signature or stamp).

4) During the online bidding process, in case the bidding is affected due to network malfunction or other technical failure, the Customer shall be entitled to decide whether to suspend the bidding, extend the period of bidding or cancel the bidding according to the actual situation, and shall notify the Supplier in time.

3.1.3 Abnormal Bidding Acts

The Supplier shall provide feedback to the Customer, on its own initiative and in a timely manner, such various information as its failure to participate in the bidding and its voluntary abandonment of the bidding. The Supplier shall not commit the following abnormal bidding acts:

3.1.3.1 Non-bidding acts

After the Supplier has obtained the qualifications required by the Customer, the Supplier does not participate in the bidding for reasons not attributable to the Customer and without the consent of the Customer. If the Supplier fails to participate in the bidding without so informing prior to the deadline and without justified reasons, five points will be deducted from its comprehensive scores in the Customer’s next tender. If the Supplier fails to participate in the bidding for three times consecutively, the Customer shall be entitled to cancel the qualifications for supply of the Products of the corresponding code relating to the Supplier.

3.1.3.2 Errors in bidding

After the Customer’s tendering process is started, the Supplier make various errors in the bidding for reasons not attributable to the Customer, including (without limitation): omission or mistake in reporting taxes, confusion of currency, errors in decimal points, UOM errors and wrong lines. In case the Supplier does any of the above acts in the Customer’s tender project:

If the Supplier has already paid a bidding deposit, the Customer shall be entitled to retain such deposit;

If the Supplier does not pay a bidding deposit, the Customer shall be entitled to claim indemnities against the Supplier for breach of contract pursuant to Article 9.3.1 hereof.

For the statement made by the Supplier about its errors in the bidding after the tendering process is started, after the Supplier accepts the abovementioned punitive measures imposed by the Customer, the Supplier shall submit the written Statement of Errors Made in Bidding (which must be affixed with a company chop), and the bidding contents may be updated after confirmed by the Customer.

3.1.3.3 Withdrawal of bidding

After the Customer’s tendering process is started, the Supplier fails to keep the original bidding commitment (including without limitation in respect of technical metrics, model and specifications, prices, delivery period and service life), withdraws its bidding, and refuses to accept the bid-winning results, execute Framework Agreements or Purchase Contract on the original bidding conditions, each due to reasons not attributable to the Customer. In case the Supplier does any of the above acts in the Customer’s tender project:

If the Supplier has already paid a bidding deposit, the Customer shall be entitled to retain such deposit;

If the Supplier does not pay a bidding deposit, the Customer shall be entitled to claim indemnities against the Supplier for breach of contract pursuant to Article 9.3.1 hereof.

If the withdrawal of bidding by the Supplier is held as severe in nature by the Customer, the Customer shall be entitled to deprive the Supplier of its qualifications as a bidder and qualified supplier, and may reserve the right to claim legal responsibilities against the Supplier.

3.2 Framework Agreements, Purchase Orders and Purchase Contracts

The Supplier and the Customer enter into the Framework Agreement based on the results of the tendering, and the specific purchase between the Parties will be confirmed by the Purchase Order.

The Parties shall execute specific Purchase Contracts for provisional purchases if without a Framework Agreement.

Either Party may propose to amend the Framework Agreements, Purchase Orders and Purchase Contracts, which, however, shall be decided by the Parties through negotiations after such Party provides the other Party with the reasons for and effect of such amendments.

3.3 Delivery

3.3.1 Demand Forecast and Capacity Guarantee

After obtaining the planned purchase share from the Customer, the Supplier shall provide the Customer with sufficient capacity support (the Supplier must ensure that the average capacity preserved by the Supplier to the Customer within a bidding period shall be at least 130% of the assigned purchase quantity forecast, and shall make sure that there are enough resources available, including by stocking raw materials, semi-finished products and finished products to realize the preserved capacity). The capacity committed by the Supplier shall be realizable and the Supplier shall execute a Letter of Commitment on Supply Guarantee based on this Agreement as required by the Customer, as an effective supplement to this Agreement.

The rolling forecasts published by the Customer shall only serve as a reference for the Supplier’s stocking of Products, and the quantity to be purchased by the Customer shall be subject to the Purchase Order or Purchase Contract between the Parties.

3.3.2 Supply Cycle

The Supplier shall do its best efforts to shorten its supply cycle to below four weeks.

The Supplier shall commit the supply cycle of each category of Products to the Customer based on its own situation when participating in the tendering activities organized by the Customer, and the Customer shall include the supply cycle committed by the Supplier as one of the criteria for evaluating the bidders so as to determine the share of the bid won by the Supplier. After the Supplier wins the bid, the supply cycle committed by the Supplier in the bid will be simultaneously recorded in the Customer’s system for filing and reflected in the Purchase Order, Purchase Contract or Framework Agreement.

The delivery period committed by the Supplier in the Letter of Commitment on Supply Guarantee shall be continually valid and in principle, the delivery periods committed by the Supplier in each tender shall not be longer than that committed in the Letter of Commitment on Supply Guarantee; otherwise, the Customer shall be entitled to require the Supplier to shorten the delivery period and reserve its right to claim responsibilities against the Supplier for its breach in respect of the delivery period.

If the Supplier is unable to perform its delivery commitment in the Purchase Contracts or Purchase Orders sent by the Customer, the Supplier shall notify the changed delivery date to the Customer in writing. Even if the Customer accepts the changed delivery date, the Supplier shall still bear liability for the breach occasioned by its delayed delivery during the period of delay, and the Customer shall be entitled to take the following actions (including without limitation):

1)	purchase Products from other suppliers and claim the price differences against the Supplier;

2)	reduce or cancel the share of the bid that has been won by the Supplier (including the share for other Products of the Supplier that have won the bid);

3)	cancel the Supplier’s qualifications for supply of Products.

The supply cycle committed by the Supplier shall not be extended in principle throughout the valid term of the current bidding term; if the supply cycle of the Supplier suffers significant change and needs to be extended, such change shall be notified to the Customer in writing at least two months in advance, and the new supply cycle may take effect only after being agreed by the Customer. Prior to the change of the supply cycle, all the purchase orders and contracts in transit shall still be implemented based on the original supply cycle committed in the bid or agreed in the contract.

3.3.3 Forecast and Demand Feedback

The Supplier must reserve capacity for the Customer according to the weekly/monthly demand forecast routinely provided by the Customer or the demand forecast published at the supply chain website (https://supply.zte.com.cn) every week, and provide twice a week a truthful feedback of inventory, work-in-process and subsequent output plan, which shall be subject to timely adjustments due to the changes in the Customer’s demands. For Products that are covered by Purchase Orders, the feedback of the delivery plan for all the relevant orders shall be provided; for Products having current risk, the delivery plan shall be updated online every day; for Products having middle and long term risk, the Supplier shall go online on time every month to update the supply situation of the coming six months.

After the Supplier receives from the Customer the inquiry sheet, Purchase Contracts, Purchase Orders and request form of contract amendments, it shall execute and return the same to the Customer within two business days, and all of the terms thereof thus confirmed shall be fully performed. The Supplier shall reply to the Customer’s email asking about the delivery period within one business day.

3.3.4 Delivery Requirements

The Supplier must make sure to deliver the Products in time as required in the contract or in the delivery notice. The Supply shall realize 100% timely delivery for orders that comply with the supply cycle, and 90% or higher response ratio for orders in urgent need by the Customer. The Supplier shall keep the Customer updated about the progress of the Purchase Orders and Purchase Contracts on a weekly basis.

The Customer shall be entitled to prioritize the placing of orders according to most appropriate supply cycle and minimum order quantity. If the Supplier is unable to deliver the ordered Products to the Customer at the required time, quality and quantity, and still fails to satisfy the requirements after negotiations, including unable to satisfy the delivery period requirements specified in the contract, order or delivery notice, unable to provide sufficient capacity as committed and having quality issues, the Customer needs to purchase Products from other vendors and at the same time may claim compensation for price differences arising from such transfer of suppliers. In case the Supplier fails to perform the delivery for multiple times, the Customer may reduce the Supplier’s share of supply (including the share for other components) up to the cancellation of the Supplier’s qualifications for supply of Products, and may reserve its right to claim other relevant liabilities.

The Supplier shall inform the Customer in time of any abnormal situation in the supply of the Products, and make sure that all the existing contracts in transit are implemented as scheduled.

The Supplier shall deliver the Products or services on time as required in the Framework Agreement, Purchase Orders, Purchase Contracts or the Customer’s delivery notice. The Supplier shall not deliver the Products prior to the scheduled time without written request or consent of the Customer, and the Customer shall be entitled to refuse to accept the Products delivered by the Supplier.

3.3.5 Customer’s Inventory

For the inventory of materials that come into existence after the Customer’s purchase from the Supplier, if such inventory are Non-Customized Products and the life of such inventory is less than one year starting from the date when the Customer completes the entry record, the Supplier must accept the Customer’s request of return (replacement) or buyback of such Products. If the Supplier declines such request of return or buyback, the Customer shall be entitled to adjust the Supplier’s share of supply up to cancellation of its qualifications for supply of the Products. For the inventory of the Non-Customized Products whose life is more than one year starting from the date when the Customer completes the entry record, or for the Customer’s inventory of Customized Products, the buyback price shall be determined based on negotiations between the Parties.

3.3.6 Delivery Conditions

The Supplier shall be responsible to transport the Products to the place of delivery designated in the orders or contracts, and prior to the delivery, will need to complete the procedures of commodity inspection, fumigation, strategic materials permit, import and export permit, export authorization and such other procedures necessary for the delivery as required by relevant laws and regulations and by the Customer with no charge.

3.3.7 Ownership

After the Products are delivered to the place of delivery designated by the Customer, and are signed and accepted by the Customer, the loss and damage risks of such Products shall then be transferred to the Customer (provided, however, that the Supplier shall be responsible for any loss and damage caused for its own reasons and by the inherent issues of the Products), and the loss and damage incurred prior thereto shall be borne by the Supplier. After the Products are handed over to the Customer, the Products shall be owned by the Customer; the ownership of the Products shall belong to the Supplier prior thereto.

3.3.8 Customs Clearance Responsibilities

The Supplier shall make sure that the accuracy of the nominal weight and quantity of the Products, the package and the corresponding certification documents are in compliance with the regulatory requirements of the Customs, and any penalty fines or other disputes arising from any of the foregoing reasons shall be borne by the Supplier.

3.3.9 Invoices and Packing Lists

If the Customer requires the Supplier to deliver the Products to a designated place in Hong Kong or a foreign country which is not the warehouse of the Customer in Shenzhen, the Supplier must provide the original of the invoices and packing lists at the time of delivery, which shall accurately specify: ZTE codes for materials, specifications and models, barcodes, serial numbers, Purchase Order number, quantity, unit price, currency, box number, size, weight, country of origin and number of the Supplier’s invoices.

3.4 Acceptance

Neither the delivery by the Supplier to the Customer nor the payment by the Customer shall constitute the final acceptance of the Products or services; instead, the Products and services shall be inspected and tested according to the “Standards for Acceptance” detailed in the Supply Assurance Agreement and the series of agreement thereof executed between the Supplier and the Customer.

The Customer will conduct a random check on the Products supplied by the Supplier according to the requirements provided in the relevant technical files; if the results of the check fail to reach the Customer’s requirements, the Customer will deem that the Products of the relevant batch supplied by the Supplier within the valid term of the current bid (or the Products supplied after the previous random check) fail to satisfy the requirements, and the Customer shall be entitled to adjust the Supplier’s share of supply and claim compensation against the Supplier for the actual losses thus incurred.

3.5 Payment

3.5.1 Methods of Payment

The Parties agree to make the payment in the following manner #2 :

1) ☐ by cheque; ☐ by T/T, payment period:     days, starting from the date when the Products are accepted into the Customer’s warehouse after inspection.

2) ■ by bank acceptance bill, payment period: 60 days, starting from the date when the Products are accepted into the Customer’s warehouse after inspection, with a payment term of 150 days.

3) ☐ by L/C, with a period of     days. The buyer shall issue a     % irrevocable L/C for the seller’s benefits, and the seller will negotiate at the bank with the bill and the full set of bills provided in the contract.

3.5.2 Invoices

The Supplier shall issue and deliver qualified invoices to the Customer’s contact person for financial affairs within five days after the date when the Products are accepted into the Customer’s warehouse after inspection, the type of which invoices is agreed in the Purchase Contract or Purchase Order; if the VAT invoices issued by the Supplier fail to be delivered to the Customer within 30 days after the issuance of such invoices, the Customer shall be entitled to refuse to accept such invoices and require the Supplier to re-issue such invoices. The issuer of the invoices must be the Supplier itself and the invoices must specify the country of origin of the Products. The name, address, depositing bank, A/C and VAT No. specified on the Supplier’s invoices must be consistent with the information originally provided. If such information needs to be modified, the Supplier shall notify the Customer in writing and obtain its consent 30 days in advance. If the Supplier fails to provide qualified invoices, the Customer shall be entitled to refuse the payment of the corresponding product price.

After receiving the original copy of the invoices from the Supplier, the Customer must sign for acceptance at its e-commerce website within two business days.

The Supplier must use the Customer’s e-commerce website and record the information of the invoices to the e-commerce website; the Supplier may go to the Customer’s e-commerce website to check the status of acceptance of the invoices after three business days after the invoices are sent or delivered to the Customer, and may contact the Customer’s contact person for financial affairs in time if the invoices are not yet accepted by the Customer.

3.5.3 Product Price Payment

After each payment of product prices, the Customer shall notify the Supplier via mail, phone call or text message; the Supplier must provide feedback at the e-commerce website as to whether it has received the relevant payment within three business days after its receipt of such notice. With regard to the Supplier which does not have Products to be delivered or existing contracts in transit, the balance due by the Customer to the Supplier shall be deemed as the last installment. The Customer shall pay to the Supplier the last installment after half a year upon expiry.

3.5.4 Account Reconciliation

The Supplier shall periodically check the accounts between the Parties with the Customer. The Supplier shall reply to the written account statement and inquiry letter sent by the Customer to the Supplier within five business days; in case the Supplier fails to reply in time, the Customer shall be entitled to suspend the payment of all the product prices to the Supplier.

3.6 Guarantee of Non-Exclusivity

The Supplier guarantees that it will not execute any agreement of exclusive nature with any of the Customer’s competitors. The terms of the agreement of exclusive nature shall include but not be limited to: cease or delay the provision of the above Products and services to the Customer, cease to provide the Customer with the technical support new product research and development, delivery and post-sale services in respect of the above Products, etc.

3.7 Change of the Supplier’s Operating Status

In case of changes in important information about the Supplier with respect to asset restructuring, merger, division, dissolution, name change, VAT payer qualifications and the A/C at the beneficiary bank, the Supplier must notify the Customer in time and provide relevant proving documents; otherwise the losses thus incurred shall be borne by the Supplier.

3.8 Credits and Debts

The Supplier shall not discretionally transfer its creditor’s rights or debts toward the Customer without the consent of the Customer.

4 Product Quality

The terms of this Agreement regarding the quality of the Supplier’s Products are the overall principle requirements of the Customer toward the quality of the Supplier’s Products. The detailed product quality warranty terms shall be subject to a Quality Assurance Agreement executed between the Supplier and the Customer as an Ancillary Agreement hereto and shall be equally binding as this Agreement.

4.1 Standards for Acceptance

4.1.1 Guarantee with respect to Products

1) The Products guaranteed to be provided by the Supplier are free of defects or flaws in design (except for the design provided by the Customer in writing and not fully based on the Supplier’s technical norms), material and manufacturing techniques;

2) The Supplier guarantees that the Products it supplies are in compliance with the technical quality requirements stipulated by laws, regulations and statutes and agreed by the Parties, and the Supplier guarantees the Products are safe;

3) The Supplier guarantees that the Products it supplies are newly manufactured and do not contain any used parts;

4) The Supplier guarantees that the Products it supplies do not infringe upon any third party’s intellectual property rights;

5) The Supplier guarantees that the Products it supplies satisfy the requirements of technology, manufacture, quality, delivery, etc. of the Products agreed by the Customer and the Supplier;

6) Change of materials: the Supplier must submit a PCN application on the supply chain website at least half a year in advance if the manufacture of the materials is discontinued.

4.1.2 Environmental Protection Requirements

If the Products supplied by the Supplier (including the parts and materials thereof) involve any environmental protection requirements, such Products shall have the test report issued by a third party testing institution accepted by both Parties, and shall comply with the environmental protection requirements formulated by the Customer (the latest version of such environmental protection requirements is available at ZTE’s supply chain website: https://supply.zte.com.cn/, and any version otherwise provided shall be invalid). If the Customer suffers any loss due to the failure of the Supplier’s Products to comply with the relevant environmental protection requirements, the Customer may claim compensation against the Supplier pursuant to Article 9.5.2) of this Agreement, and may claim legal responsibilities against the Supplier.

4.1.3 Conflict Minerals–Free Requirements

The Supplier guarantees that the Products (including the parts and materials thereof) it supplies to the Customer shall be free of Conflict Minerals, and it is conducting due diligence investigations on its supply chain to ensure that its gold (Au), tantalum (Ta), tin (Sn) and tungsten (W) are not obtained through non-governmental military groups or unlawful organizations from mines in conflict areas of the Democratic Republic of Congo (DRC) or illegal smuggling routes. In addition, minerals exported from the following countries do not meet the “Conflict-Free Standards”: the DRC, Rwanda, Uganda, Burundi, Tanzania and Kenya (countries which the U.N. Security Council has determined are global export routes for DRC-mined minerals).

4.1.4 Quality Warranty Period

The Parties agree that the quality warranty period of the Products is two years. During such quality warranty period, the performance and reliability of the Products shall comply with the following requirements:

1) For Non-Customized Products: the Sample Confirmation Letter (including sealed samples) confirmed by the Parties and the Supplier’s product specifications, and the international, industrial and national technical standards directly applicable to the Products.

2) Customized Products: drawings, technical agreements and product standards confirmed by both Parties.

4.1.5 Product Standards

The Parties shall determine the international, industrial and national technical standards applicable to the Non-Customized Products. The Parties agree that the sole manner to publish and confirm the technical documents, drawings, agreements and product standards relating to the Customized Products shall be the standards and requirements published on the ZTE’s supply chain website (https://supply.zte.com.cn/). which shall be signed back to confirm receipt and implemented accordingly by the Supplier.

4.1.6 Product Safety Certification

For the Products that need to obtain product safety certification (components and raw materials), the Supplier shall complete the safety certification and provide the Customer with effective safety certificate prior to the delivery.

4.1.7 Product Simulation Model

The Supplier is obliged to provide simulation model (including IBIS model, S parameters, EBD model and Hspice model) to the Customer, provided that the Products it supplies to the Customer are PCB components applicable to high-speed digital circuits.

4.1.8 Packaging and Labeling

1) The Supplier shall use safe packaging based on the characteristics of the Products, including without limitation damp-proof, shock-proof, dust-proof and static-free packaging, and the Supplier shall be responsible for any damage caused by failure to take appropriate package protection measures.

2) The Supplier shall provide labeling of the Products as required, including without limitation the external label, inner label, packing list, etc., and the Supplier shall be responsible for the accuracy of the labels and the consistency between the label and the corresponding Product.

3) The detailed packaging requirements shall refer to the document published by the Customer at its e-commerce website: https://supply.zte.com.cn/, and any version thereof otherwise provided shall be invalid.

4) If the Supplier’s packaging standards are not consistent with the Customer’s, the Parties shall make the confirmation in writing.

4.1.9 Brand Guarantee

Where the Supplier is the manufacturer, the Products supplied to the Customer must be developed or manufactured on its own to control the quality of such Products.

Where the Supplier is a distributor, it shall guarantee that the Products supplied to the Customer have been manufactured at a plant under the brand recognized by the Customer.

4.2 Acceptance under Concession

Where the Products supplied by the Supplier fail to comply with any of the terms in the standards for acceptance provided in Article 4.1. hereof or the detailed acceptance standards specified in the series of Supply Assurance Agreement, the Customer may, upon confirmation, accept such Products under concession for off-grade use, and the Supplier must respond to the Customer’s request and assist the Customer in completing the acceptance under concession. At the same time, the Customer reserves its right to claim compensation against the Supplier for any quality issues arising during the use of the Customer for reasons attributable to the Supplier after the Customer’s acceptance under concession of the Products that do not comply with the acceptance standards.

4.3 Return and Replacement of Products

Where the Products supplied by the Supplier fail to comply with any of the terms in the standards for acceptance provided in Article 4.1. hereof or the detailed acceptance standards specified in the series of Supply Assurance Agreement, the Supplier shall unconditionally accept the Customer’s return of the Products after the Customer has confirmed that the Products cannot be accepted, and the Supplier shall handle the procedures of return of Products within one business day after its receipt of the return notice.

4.4 Product Consistency

The product consistency shall mean the consistency of the Products in respect of appearance, performance and reliability with the accepted samples or small number of Products on the basis of the consistency in raw materials, techniques and production equipment, especially the consistency in metrics that cannot be quantitatively measured. The Supply shall submit the type test report and reliability test report on the Products to the Customer on a regular basis (☐ every batch; ☐ every month; ☐ every quarter; ☐ every six months; ☐ every twelve months).

4.4.1 Sample Management

Before providing samples, the Supplier needs to guarantee that all the metrics or requirements are in compliance with the technical files (including relevant international and domestic industrial standards and product specifications agreed by the Customer), unless otherwise specially instructed by the Customer and confirmed by written records.

When providing samples, the Supplier shall attach product specifications, size, parameters, performance test report, reliability test report and such other files and shall guarantee that these files are true.

The material and technology manager shall be the sole contact of the Customer for managing the supplier’s samples. The Supplier’s samples must be delivered to the material and technology manager, or to the research and development Staff through the material and technology manager, and the Supplier shall not deliver the samples directly to the Customer’s research and development Staff; if under special circumstances where the Supplier has to deliver samples directly to the Customer’s research and development Staff, the consent and authorization of the Customer’s material and technology manager must be obtained. For the Supplier’s violation of the foregoing requirements, the Customer shall publish such violation on its supply chain system (https://supply.zte.com.cn) and implement the following punishment measures, including without limitation restricting the promotion of the new products, restricting the granting of the new codes, suspending the cooperation, etc.

4.4.2 Product File Requirements

Product files include the technical files of the Products, which mean the designs, drawings, models, prototypes, specifications, technical files, manufacture files, purchase specifications, quality control standards and such other similar files relating to the design, manufacture or commercial production of the Products and services. The forms of such files shall include without limitation list of materials, drawings, mechanic technology, and the specifications of products, specifications of materials, technical standards, technical reports and other files of commercial production and assembling of the Products.

The Products supplied by the Supplier and the raw materials thereof must comply with the requirements in most updated technical files. If the Products are not consistent with the technical files for reasons attributable to the Supplier, the Customer may claim compensation against the Supplier pursuant to Article 0 hereof.

If the technical standards of the Products need to be changed due to the upgrading of the Customer’s Products or technology, the Supplier shall change and shift the Products as required by the Customer in time after its receipt of the written notice, and shall guarantee the consistency of the Products.

4.5 Experiment Management

4.5.1 Obligations of the Customer and Supplier

The Supplier shall be obliged to provide the Customer with free experiment resources, including without limitation the equipment and human resources; the Customer shall be obliged to provide the Supplier with the corresponding experiment report, and answer the questions posed by the Supplier with respect to the experiment, method, data and report. The Supplier and the Customer shall have the obligation to jointly conduct the study on experiment technology and share the results of study with each other.

4.5.2 Experiment fees to be borne by the Supplier

The experiment fees for the following materials shall be borne by the Supplier:

4.5.2.1 Material Certification Experiment

1) The inherent quality consistency test for materials of new suppliers or the new materials of the existing qualified suppliers;

2) An additional 10% of experiment fees will be charged for materials that fail the first certification and need to conduct the second test; the same shall apply to the tests for a third time or more;

3) Quality improvement report and other proving documents (solidification measures and other technical documents) shall be attached for the experiment after the first time;

4) In the absence of express testing standards, material certification experiment shall be replaced with material comparison experiment.

4.5.2.2 Routine Experiment

Where the Parties confirm the quality issue of the Supplier’s materials after regular or irregular quality monitoring on the materials;

4.5.2.3 Failure Analysis Experiment

Where both Parties hold that the failure is caused by quality issue of the Supplier’s materials after in-depth analysis and study on the failure of the materials in the phases of supply, development, manufacture, reliability test and engineering;

4.5.2.4 Other Experiments

The material tests where the Parties confirm the existence of quality issue of the Supplier’s materials.

4.5.3 Experiment Fee Rate

1) The experiment fee includes: the Customer’s experiment fee + third party experiment fee + transportation cost + report fee + sample cost + taxes (in cases where the samples are provided by the Customer)

2) Where the experiment is fully borne by the third party, the Supplier shall pay the actual invoice fee of a third party + sample cost + transportation cost + taxes (in cases where the Customer issues the invoices)

4.5.4 Means of Payment for Experiment Fee

After the experiment is completed, the Customer shall notify the testing results and fee charge notice to the Supplier, and the Supplier shall complete the approval and confirmation on the fee charge notice within two business days. In case there is no disagreement, the Supplier shall be deemed to have accepted the corresponding contents, and the Supplier shall pay the experiment fee to the Customer, which may be directly deducted by the Customer to the amounts payable to the Supplier. The invoice for the experiment fee issued by the Customer shall be ordinary service invoices at a tax rate of 5%.

4.5.5 Arbitration for Disputes of Experiment Results

If the Supplier disagrees with the report, it shall communicate and negotiate with relevant department of the Customer for resolution; should the negotiation fail, the dispute shall be submitted to Shenzhen Court of International Arbitration for arbitration.

4.6 Selection of Secondary Suppliers

The Supplier commits not to purchase, directly or indirectly, products or services to be supplied to the Customer from suppliers that are deprived of qualifications for supply by the Customer due to honesty problem or major quality issue. In case of violation, the Customer will be entitled to cancel the Supplier’s qualifications for supply of Products at any time without assuming any liabilities.

4.7 Product Outsourcing Provisions

The Supplier undertakes that:

1) The Products for the Customer’s order are manufactured and processed at the manufacture place recognized and approved or acknowledged by the Customer;

2) Without the Customer’s consent, the Supplier cannot outsource the Customer’s order to other companies or secondary suppliers to process because of insufficient production capacity or other reasons; and

3) If the outsourcing is in need because of insufficient production capacity or other reasons, the Supplier shall submit PCN application in accordance with the Customer’s PCN process, and the outsourcing shall be carried out after being confirmed by the Customer in writing.

In case of violation, the Customer will be entitled to claim actual losses and default penalties against the Supplier pursuant to Article 9.5.4 hereof and announce the results to the public; if the violation is of a severe nature, the Customer will be entitled to cancel the Supplier’s qualifications for supply of Products at any time without assuming any liabilities.

5 Service Guarantee

5.1 Technical services and support

The Supplier covenants to provide technical services and support to the Customer, including without limitation free samples, product technical information, quality verification information, training, technical consulting, necessary development tools and software. The Supplier shall respond to the request of technical support and services from the Customer within two hours.

Contact person: Wei Ni         Telephone: 13510063091

Complaint contact person: Sheng Liu         Telephone: 13915598135

5.2 Services during guarantee period

The Supplier covenants to provide free services and free replacement within the guarantee period (commencing at the date on which the products are accepted by the Customer). If the Parties enter into any service agreement related to this Agreement as a supplement hereto, the services to be provided during the guarantee period will be those provided under such service agreement.

5.3 Services to the Customer’s customers:

In case that the materials purchased by the Customer are being directly delivered to the Customer’s customer, the Supplier shall ensure that:

1) The materials will be delivered at the quality and quantity according to the delivery order of the Customer, and the originals of delivery documents (delivery order and transport document) will be sent to the Customer’s supply department by courier with the copies thereof to the marketing office of ZTE, along with notification through telephone to both the supply department and the marketing office.

2) the Supplier shall designate quality representative to conduct quality inspection at the request of the Customer, and ensure the packing, labeling and description of the delivery are acceptable to the Customer.

3) The Products to be delivered to the Customer may not be used for any other purpose without consent of the Customer.

4) The Supplier will respond to and resolve promptly any quality issue raised by the Customer upon its inspection.

5) The Supplier will provide the Customer with the maintenance and replacement services for any defective product so as to increase the Customer’s efficiency in its technical service to customers and ensure the Products provided by the Customer and the Supplier be integrated into the customer’s solutions.

5.4 If the Costumer raises that the commodity inspection is required for the purchased materials, the Supplier shall go through the commodity inspection formalities in accordance with our requirements. This requirement is not applicable to overseas suppliers:

1) The Supplier shall cooperate with the Customer in going through the commodity inspection formalities. The Supplier must pay the statutory inspection fees first and claim reimbursement with receipt of the statutory inspection fees issued by the commodity inspection authority afterwards;

2) The material required for reimbursement: statutory receipt (should be addressed to ZTE Corporation), the charging standards or website, the certification seal of the commodity inspection authority, the originals of the bank transfer sheet or receipt of the POS machine, confirmation email by the ZTE supply chain documentation assistant, photocopies of the power of attorney of the inspection submission, EXCEL bills (must provide DA number, contract number, country, amount, etc.)

3) The Customer only accepts the reimbursement application with the payment made by the name of the Supplier; if the payment is made by personal names, a certificate should be provided to the Customer. The Customer will arrange the payment in one or two months upon receipt of all the materials from the Supplier;

4) The overseas delivery ability of the Supplier will be a preferential condition in supplier selection.

5) The Supplier shall provide the information required for commodity inspection to the Customer and inform the Customer of the local commodity inspection requirements within one business day. The Supplier shall complete the commodity inspection within five business days upon receipt of the commodity inspection requirement by the Costumer;

6) The Supplier shall appoint professional contact personnel responsible for the commodity inspection. The Supplier shall give feedback of the commodity inspection status and progress and coordinate and give feedback of the problems encountered in the process of the commodity inspection;

7) The commodity inspection quality and efficiency of the Supplier will be included in the assessment mechanism and regarded as an indicator for performance assessment of the Supplier;

8) The Supplier can provide test report issued by third-party labs if required by the Customer and cooperate with the field inspection; and

9) The Supplier shall cooperate with the Customer to provide other relevant materials required by the customs, inspection and quarantine authorities, etc.

5.5 Service grade terms

On the basis of this Agreement, based on the particular characteristics of the Supplier’s Products, the Parties will negotiate and enter into a service agreement including various service grades for the Supplier’s Products as a supplement to this Agreement.

6 Confidentiality

6.1 Concepts

6.1.1 Disclosing party, refers to the party providing the confidential information herein for the purpose of this Agreement.

6.1.2 Receiving party, refers to the party receiving the confidential information herein for the purpose of this Agreement.

6.2 Definition of confidential information

6.2.1 The receiving party shall not disclose to any third party any business secret of the disclosing party (including any subsidiary, holding company or joint venture of the disclosing party) or any information owned by any third party which the disclosing party is obliged to keep in confidence, that it receives or becomes aware of during the term of cooperation. Business secrets include technical and operational secrets, and technical secrets include without limitation work progress, technical plans, engineering designs, circuit designs, manufacturing methods, formulas, technical process, technical index, computer software, database, research and development records, technical reports, testing reports, inspection reports, testing data, testing results, drawings, samples, models, manuals, technical files, and related correspondences. Operational secrets include without limitation discussions between the Parties, any and all the information include any document signed by the Parties such as contract, agreement, memorandum and purchasing order, customer list, marketing plan, purchased materials, pricing policies, financial information, procurement sources, legal and human resources information.

6.2.2 Identification of confidential information

In case the information disclosed by the disclosing party falls into any of the situations as follows, the receiving party shall undertake the confidentiality obligation pursuant to this Agreement:

6.2.2.1 information already included in the Confidential Information Details attached hereto;

6.2.2.2 documents marked as “confidential”, “secret”, “classified”, “top secret” or “exclusive” when being disclosed; documents affixed with the chops evidencing the security classification and control; documents marked with other symbols which are sufficient to evidence the confidential nature;

6.2.2.3 the disclosing party declares the confidential nature to the receiving party in writing; and

6.2.2.4 with regard to the confidential information disclosed through verbal or visual communications, in case the disclosing party delivers the documents which are marked as “confidential” or with other confidential symbols to the receiving party within seven days upon the verbal or visual disclosures being made, or the receiving party confirms receipt of the written form of the verbal or visual disclosures of the confidential information, or the disclosing party declares the confidential nature to the receiving party in writing, the receiving party shall undertake the confidential obligation upon the verbal or visual disclosures being made.

6.2.3 Disclose

6.2.3.1 Disclose, refers to the disclosing party of the confidential information communicating the confidential information to the receiving party, including but not limited to via post, in person, facsimile, email, verbal or visual communications, etc.

6.2.3.2 Method, time and place of the disclosing of the confidential information

The method, time and place of the disclosing of the confidential information by the disclosing party to the receiving party are stipulated in the Confidential Information Details attached hereto.

6.2.4 The disclosing should comply with the following procedures

6.2.4.1 The disclosing party issues notice to the receiving party before the agreed disclosing time, which should specify the scope, time, place, and method of the disclosure of the confidential information and related matters that require the attention of the receiving party after receiving it;

6.2.4.2 The disclosing party discloses the confidential information to the receiving party in accordance with the scope, time of disclosure, place and method of the confidential information specified in the notice; and

6.2.4.3 After receiving the confidential information, the receiving party shall confirm with the disclosing party the scope, time of disclosure, place and method of this instance of the disclosure of the confidential information in the form of a return receipt.

6.2.5 In case the confidential information disclosed by the disclosing party is beyond the confidential information scope stipulated in this Agreement or specified in the notice, the receiving party shall, acting in good faith, hold the confidential information that is beyond the disclosing scope for safekeeping in an appropriate manner and shall notify the disclosing party at the first opportunity to take it back.

6.3 Confidentiality obligations

The receiving party shall perform the following confidentiality obligations upon receipt of the confidential information:

6.3.1 The receiving party shall take proper confidential measures, including but not limited to formulating a confidentiality regime, entering into confidential agreements with relevant staff, etc., to keep the received confidential information properly to ensure that the confidential information will not be revealed.

6.3.2 The receiving party shall not disclose the received confidential information to any third party, unless otherwise authorized by the disclosing party in writing.

6.3.3 The receiving party shall not use the received confidential information for any purpose other than cooperation with the disclosing party, unless otherwise authorized by the disclosing party in writing.

6.3.4 The receiving party shall use its best efforts to limit the spread of the confidential information to the staff that have a need to know this confidential information for the purpose of cooperation with the disclosing party;

6.3.5 The receiving party shall not make any copies in any form of the confidential information without the written consent of the disclosing party;

6.3.6 Neither Party shall disclose any matter regarding the cooperation negotiation or the cooperation of both Parties to any third party during or after the cooperation negotiation process, no matter whether the cooperation negotiation is successful or not, unless otherwise authorized by the other Party in writing;

6.3.7 Neither Party shall disclose the information of each communication, negotiation meeting minutes, etc. during the cooperation process to any third party, unless otherwise authorized by the other Party in writing.

6.4 Restricted distribution of confidential information

Without written consent from the other Party, the receiving party shall not use or disclose to any third party any confidential information, written or oral, stored in disk, film, email, electronic files, written files or any other form, for any purpose other than the cooperation between the Parties.

6.5 Return and destruction of confidential information

At the request of the disclosing party, the receiving party shall return or destruct any confidential information carriers, copies (no matter authorized or not) and documents or articles containing any confidential information or any part thereof, including but not limited to any analysis, edits, research or other document prepared by the receiving party or any of its agents, employees or representatives (including lawyers, accountants and financial consultants).

6.6 Term of confidentiality

The duty of confidentiality will have effect for five years after the receiving party receives the confidential information, without regard to termination of cooperation between the Parties, expiry of any relevant Agreement, or expiration or termination of any other term. The confidentiality obligations can be released in the event that any of the following situations occurs:

6.6.1 The disclosing party makes it public according to law or of its own volition;

6.6.2 The disclosing party authorizes the receiving party in writing to publicize the confidential information it receives;

6.6.3 The disclosing party notifies the receiving party in writing to release its confidentiality obligations.

7 Intellectual Properties

7.1 Intellectual properties of the Products

The Supplier will ensure that the products or services provided by it will not infringe upon any intellectual property owned by any third party. The Supplier shall provide the Customer with sufficient authorizations and licenses regarding all of the Supplier’s intellectual property rights or the intellectual property rights that the Supplier is authorized to sublicense which are necessary for the Customer to use, sell or offer to sell the Products. Neither Party will have the power to use any trademark, trade name or service logo of the other Party under this Agreement.

7.2 Intellectual property rights of third party

If any third party makes any intellectual property rights claim regarding any product or service provided by the Customer to the Supplier, including without limitation any intellectual property right which is alleged by the third party to have been used in such product or service without permit, the Supplier will provide all assistance at the request of the Customer.

7.3 Intellectual property rights indemnity

The Supplier shall be liable for any costs and expenses incurred by the Customer arising from any allegation or claim of infringement of any intellectual property right of any third party by any product or service from the Supplier, including without limitation any litigation, investigation and legal fees, settlement amounts, or any damages ruled by any competent authority. The Supplier will defend on behalf or jointly with the Customer and hold the Customer harmless during the litigation. If any of such claims occurs or is possible to occur, the Supplier may take the following corrective measures in the following order at its own expenses:

1) Ensure that the Customer will continue to be entitled to use and sell the Products and services under this Agreement;

2) Make any change to the Products and services to make them in compliance with the requirements under this Agreement without infringement upon any intellectual property right owned by any third party;

3) Replace the original Products or services with products and services that are in compliance with the requirements under this Agreement without infringement upon any intellectual property right owned by any third party; and

4) At the request of the Customer, the Supplier will agree to cancel such service and return such Product which infringes upon any intellectual property right of any third party and refund the payment to the Customer.

7.4 Disclaimer

The Supplier will not be obliged to indemnify the Customer against the infringement of any intellectual property right of any third party by the Products or services from the Supplier for the following reasons:

1) The Products or services from the Supplier are integrated with any other product or service by the Customer beyond the expectation of the Supplier;

2) The Products or services are designed at the request of the Customer; or

3) The Customer makes any change to the Product from the Supplier without the consent of the Supplier which change is not necessary for the use of such Product.

8 Good-faith Cooperation

The Supplier warrants as follows with the view to establishing an equal, fair, open, monitored and long-term cooperation environment for the purchases between the Customer and the Supplier:

1)	Act in good faith.

a) The Supplier will provide required information as it is and may not withhold any truth from the Customer;

b) The Supplier will provide true information of its shareholders and senior officers and ensure that no shareholder or senior officer is currently working at the Customer or once worked at the Customer within two years; and

c) The Supplier will perform its contracts with diligence and comply with relevant laws and regulations.

2)	The Supplier may not provide any payment, kickback or gift to any employee of the Customer in connection with any investigation, communication or cooperation between the Parties, and may not bribe any employee of the Customer.

3)	The Supplier will inform the Customer of the occurrence of any of the following acts by any employee of the Customer and the Customer will keep such information in confidence:

a) Accept or request any kickback, gift, technical cooperation or any other payment from the Supplier;

b) Refuse to pay for his/her accommodation (other than normal business meals) and request an invoice from the Supplier for reimbursement;

c) Take any other action to request or accept any kickback, facility payment, grease fee, or any other payment;

d) Use illegally, appropriate or sell any material or equipment provided by the Supplier; and

e) Take any vindictive action against any employee of the Supplier for any truth provided by such employee to the Customer.

4)	The Supplier fails to provide entertainment to any employee of the Customer.

5)	The Supplier may not accept any family member, relative or classmate of any employee of the Customer as its own employee or as the employee of any of its affiliates, nor condition the cooperation between the Parties upon it.

6)	The Supplier shall not cooperate with secondary suppliers who have affiliate relationships with the Staff of the Customer.

7)	Requests from shareholders of the Supplier (including immediate relatives, and should be consistent with the relevant requirements).

8)	The Supplier shall not sell in any manner the Customized Products of the Customer without written consent by the Customer.

9 Liability for Breach

The Supplier shall be held liable and indemnify the Customer if the Supplier fails to perform this Agreement due to its own cause.

9.1 Quality breach and claim

The Supplier shall indemnify the Customer against any loss incurred by the Customer arising from quality issues with the Products provided by the Supplier. In the event of any discrepancy regarding the responsibility for quality issues, each of the Parties may engage a third party appraiser acceptable to both Parties to conduct testing and analysis based on the plan and standards agreed by the Parties. The results issued by the third party appraiser will be final and may not be challenged by any of the Parties. The testing and analysis expenses will be paid by the responsible Party.

The details regarding quality breach and claim will be provided in the Quality Assurance Agreement and any other supplement agreement to be signed by the Parties based on this Agreement.

9.2 Conditional acceptance and claim

If the Customer accepts any Product from the Supplier which fails to conform to the requirements of the Customer, the Supplier shall agree to and provide support for conditional acceptance by the Customer and accept the claim for discount from the Supplier. The details regarding conditional acceptance and claim will be provided in the Quality Assurance Agreement and any other supplement agreement to be signed by the Parties based on this Agreement.

9.3 Commercial breach and claim

9.3.1 Commercial breach and claim

9.3.1.1 Details of commercial breach and claim

Commercial breach amount = commercial damages + Customer’s loss

9.3.1.2 Commercial damages

The Customer will claim damages from the Supplier under the following circumstances:

1)	Upon occurrence of any event provided under Article 3.1.3.2, the Supplier will pay to the Customer damages equal to the higher of RMB2,000 or 0.5% of the bid winning amount;

2)	Upon occurrence of any event provided under Article 3.1.3.3, if it is decided by the Customer that such occurrence:

a) Resulted from the Supplier’s mistake and has had impact on the result of the bidding process, the Supplier will pay to the Customer damages equal to the higher of RMB2,000 or 0.5% of the bid winning amount; or

b) Resulted from the Supplier’s willful failure to do so, the Supplier will pay to the Customer damages equal to the higher of RMB20,000 or 2% of the bid winning amount.

3)	Upon failure to perform any of the Framework Agreements, Purchase Orders or Purchase Contracts without consent from the Customer, the Supplier will pay to the Customer damages equal to the higher of RMB20,000 or 5% of the bid winning amount;

4)	Upon failure to promptly counter sign any quotation form, Purchase Contracts, Purchase Orders or contract amendment form without negotiation with the Customer, the Supplier will pay to the Customer damages equal to the higher of RMB2,000 or 0.5% of the bid winning amount;

5)	Upon failure or delay to provide services which causes the Customer to resort to any other solution, the Supplier will pay the Customer damages equal to an amount in the range of RMB2,000 to RMB20,000;

6)	Upon delay to provide the services which causes any loss upon the Customer, the Supplier will pay the Customer damages equal to an amount in the range of RMB5,000 to RMB50,000; and

7)	Upon delay to provide the services which causes complaint from the Customer’s customer and any loss upon the Customer, the Supplier will pay the Customer damages equal to an amount in the range of RMB50,000 to RMB500,000.

9.3.1.3 Customer’s losses

The Customer’s losses means any loss incurred by the Customer or its customer due to any issue regarding the services provided by the Supplier under items 5) to 7) of Article 9.3.1.2 of this Agreement, including without limitation any material replacement expense, labor expense, inspection fee, transportation expense, claim from users and any other losses.

Customer’s loss will also include any other loss incurred by the Customer for which the Supplier is held liable.

9.3.2 Delivery breach and claim

9.3.2.1 Details of delivery claim

Delivery claim amount = replacement loss + Customer’s loss + delivery damages

9.3.2.2 Replacement loss

If the Customer has to purchase any product or service at a higher price through any other channel due to the Supplier’s failure to make timely delivery under the Purchase Orders or Purchase Contracts, the Supplier will bear the excessive price paid by the Customer.

Replacement loss amount = (unit price from the actual vendor - unit price from the original vendor) * quantity of replacement

9.3.2.3 Customer’s loss:

The Customer’s loss is losses incurred by the Customer due to delayed delivery for which the Supplier is liable, which loss will include without limitation:

1) Overdue interest loss arising from the contract of the Customer’s customer

(Overdue interest loss arising from the contract of the Customer’s customer = total contractual amount * number of overdue days * 0.07%);

2) Amount claimed by the Customer’s customer; and

3) Extra transportation expense.

9.3.2.4 Damages for delivery breach

The Customer will have the right to claim damages up to RMB50,000 from the Supplier if the delivery from the Supplier:

1) Causes material complaints from the Customer’s customer which affect the satisfaction of the Customer’s customer and the reputation of the Customer;

2) Causes non-performance of any material contract of the Customer which affects realization of the Customer’s operating targets;

3) Is delayed under contractual terms or agreement of the Parties which affects production or delivery by the Customer or realization of the Customer’s internal operating targets; or

4) Fails to meet the production capacity commitment made by the Supplier to the Customer which affects production or delivery of the Customer or realization of the Customer’s internal operating targets.

9.4 Claim for breach of confidentiality

9.4.1 The violation of the confidentiality clauses herein by the receiving party or any of its employees, agents or representatives will cause incurable losses to the disclosing party, and the disclosing party is entitled to request the receiving party to take remedial measures regarding any violation of this Agreement;

9.4.2 If the receiving party violates the provisions herein, it shall pay liquidated damages in the amount of RMB50,000 to the disclosing party and also compensate for the actual losses and all of the reasonable fees and expenses used for implementation of its rights hereunder (including but not limited to the court expenses and legal fees) incurred by the disclosing party.

9.5 Claims for other breaches

1) If the Supplier is in breach of Article 3.6 of this Agreement, it will pay damages in the amount of RMB50,000,000 to the Customer and also be liable for the losses incurred by the Customer.

2) If the Supplier is in breach of Article 4.1.2 of this Agreement, the Customer will claim the losses incurred by it from the Supplier.

3) If the Supplier is in breach of Articles 8.1), 2), 4) and 5) (Good-faith cooperation) of this Agreement, it will pay damages in the amount RMB1,000,000 to the Customer, and the Customer is entitled to take one or more than one of the following actions: suspend licensing to the Supplier; cancel the license granted to the Supplier; and hold the Supplier liable for legal consequences. If the breach of the items specified in Article 8 makes the Customer incur any economic loss, the Customer will make a corresponding economic claim against the Supplier; if the breach is of a severe nature, the Customer will have the right to make claims through civil and criminal procedures. If the Supplier is in breach of any of the provisions under Article 8.1) of this Agreement, has been licensed by and enters into agreement with the Supplier, in addition to the above actions, the Customer will have the right to terminate the contract with the Supplier at any time without any liability, and the Supplier will be liable for any loss arising thereof.

4) If the Supplier is in breach of the provisions under Article 4.7 of this Agreement, it shall pay liquidated damages in the amount of RMB5,000,000 to the Customer and compensate the actual losses incurred by the Customer.

9.6 Other actions upon breach by the Supplier

If this Agreement fails to be duly performed due to any reason of the Supplier, in addition to the above claims, the Customer may take one or more than one of the following actions if necessary:

1) Cancel the Purchase Contracts or Purchase Orders of the Products;

2) Decrease the amount of the winning bid;

3) Terminate the Framework Agreement;

4) Cancel the Supplier’s qualification to tender its bid;

5) Suspend or cancel the Supplier’s qualification to provide the Products; and

6) Hold the Supplier liable for legal consequences.

9.7 Response to claim

Upon receipt of claim from the Customer, the Supplier will make a written response within five business days. Failure to do so by the Supplier will be deemed that it has consented to the claim and the Customer will have the right to deduct the amount of the claim directly from the price of the Products.

10 Miscellaneous

10.1 Interpretation of Supplier guarantee

The Supplier guarantee is the expression of the true meaning for the execution of this Agreement and its Ancillary Agreements, Supplemental Agreements, Framework Agreements, Purchase Contracts or Purchase Orders, and will not be adverse to the understanding of any related terms, obligations, laws, regulations and orders.

10.2 Environmental protection

If the Products provided by the Supplier have any environmental impact during their production and use, it will be in compliance with relevant laws and regulations of relevant jurisdictions, and the Supplier will make efforts to meet the standards under ISO14000 or any other similar or superior environmental system management requirements.

10.3 Occupational safety and social responsibility

The Supplier will ensure its compliance with relevant labor laws and regulations, be responsible for the safety and security for its employees at work, and take due social responsibilities. The Supplier may not use child labor or forced labor, may not allow any discriminating act, and will ensure the employees are entitled to legal working hours and compensation. If the Supplier is in breach of any labor law or regulation, the Customer may terminate its cooperation with the Supplier without any liability. The Supplier will make efforts to meet the standards under OHSAS 18000 and SA8000 or any other similar or superior system management requirements.

10.4 Hazardous substances control

The Supplier shall establish the management process administering the hazardous substances contained in the Products and regularly provide the Customer with a detailed list of the hazardous substance content to identify, manage, fix quality and report the content and current status of the hazardous substances contained in the Products. The Supplier shall use its best efforts to satisfy the requirements of QC080000 IECP HSPM, or equivalent or better system administration requirements. Meanwhile, the Supplier shall procure its suppliers to carry out this work to ensure the materials purchased by the Customer from the secondary suppliers satisfy the requirements of QC080000 IECP HSPM, or equivalent or better system administration requirements.

10.5 Prior notice

The Supplier shall be obliged to provide prior notice to the Customer of any event which has (or could have) a material effect upon the normal supply of the Products under this Agreement, which event will include without limitation:

1) any asset restructuring, merger, division or change of business strategy by the Supplier or its relevant vendor;

2) material investments, business operations of any other major players in the same sector, and the trend and development of the sector; and

3) legal disputes.

10.6 Customer’s interests

In the event of any charge or claim against the Customer due to omission, neglect or willful misconduct or any breach of this Agreement by the Supplier or any of its employees, the Supplier will provide evidence to the Customer, protect the Supplier from any harm, and pay the litigation fee, legal fee and any other fees arising thereof.

10.7 Non-exclusivity

This Agreement is non-exclusive and each of the Customer and the Supplier may design, develop, manufacture, obtain and sell any competing product or service, unless otherwise provided under this Agreement.

10.8 Order of prevalence

This Agreement, and the Framework Agreements, Purchase Contracts and Purchase Orders between the Customer and the Supplier, as well as Ancillary Agreements to this Agreement, all supplements hereto, and the technical information confirmed by the Customer and the Supplier, will constitute the entire agreement between the Parties.

This Agreement will supersede all prior oral or written agreement or understanding between the Parties regarding the subject matter under this Agreement, including without limitation any confidentiality agreement, intellectual property agreement, and OEM agreement. If there is any inconsistency between this Agreement and any of the Framework Agreements, Purchase Orders or Purchase Contracts made based on this Agreement or any agreement ancillary or supplement to this Agreement, the order of prevalence shall be as follows:

1) the Framework Agreements, the Purchase Orders or the Purchase Contracts;

2) the agreement ancillary or supplement to this Agreement; and

3) this Agreement.

10.9 Force majeure

Neither Party will be held liable for any breach upon any delay or failure to perform this Agreement due to any event beyond the control of the Party encountering such event, provided that the encountering Party will provide evidence certified by public notary and prompt notice to the other Party. Force majeure events will include without limitation: 1) acts of Gods, such as lightning, earthquakes, floods, droughts, cyclones, storms, avalanches, landslides and other natural disasters, and 2) explosions, fires, acts of war, acts of hostility, terrorism, riots, uprisings and strikes (excluding labor disputes).

10.10 Dispute Resolution

10.10.1 Friendly negotiations

Any dispute arising from this Agreement shall be firstly resolved through friendly negotiations.

10.10.2 Arbitration

If any dispute fails to be resolved through friendly negotiations, the Parties may submit it to an arbitration institution for arbitration. The location of the arbitration shall be Shenzhen and the arbitration institution shall be the Shenzhen Court of International Arbitration. The arbitration award will be final and binding upon both Parties.

10.11 Waiver

No waiver regarding this Agreement will be effective without signature by the waiving Party in writing. No waiver of any duty or obligation under this Agreement due to any event will operate as waiver of any future event.

10.12 Governing Law

This Agreement will be governed and construed by the laws of the People’s Republic of China.

10.13 Term, change and termination of this Agreement

This Agreement shall be executed and effective as of March 12, 2015 until March 12, 2018. This Agreement has two counterparts with each Party holding one copy. Each copy will have the same effect. This Agreement will continue to have effect upon its expiry without request for expiration from any of the Parties.

Termination of this Agreement by any of the Parties shall be notified in writing no less than 30 days in advance to and receive consent from the other Party.

If any of the Parties is in material breach of this Agreement or under bankruptcy process, or its application for bankruptcy has been accepted under law, the other Party will have the right to terminate this Agreement without any charge.

10.14 Signing of this Agreement

This Agreement, along with its Ancillary Agreements and Supplemental Agreement, and the Framework Agreements, Purchase Orders and Purchase Contracts, shall be not effective without signature by the duly authorized persons of both Parties through the approval procedures acceptable to both Parties. No contractual relationship will be formed by such signature between any employee of the Customer and the Supplier, or between the Customer and any employee of the Supplier.

10.15 Severability

If any provision under this Agreement is held unenforceable by any competent judicial authority in any respect and such unenforceability will not have a material effect upon the rights of the Parties under this Agreement, the remaining of this Agreement will continue to have effect.

10.16 Survival

The provisions under “Guarantee”, “Intellectual Property Rights Indemnity”, “Laws and Arbitration” and “Confidentiality” will survive the termination or expiry of this Agreement.

10.17 Special statement

Upon agreement by the Customer and the Supplier, the provisions under this Agreement are amended and supplemented as follows:

Customer: ZTE Kangxun Telecom Co., Ltd. /seal/ Authorized representative: /s/ Zeng Yong Dated: March 12, 2015 Executed at Nanshan District, Shenzhen	Supplier: InnoLight Technology (Suzhou) Ltd. /seal/ Authorized representative: /s/ Ni Wei Dated: March 12, 2015